Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TETRAPHASE PHARMACEUTICALS, INC.

Tetraphase Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), does hereby certify:

That the date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State was July 7, 2006; and that the original Certificate of Incorporation was amended and restated on August 8, 2006, and further amended on September 28, 2007, February 27, 2008, June 24, 2008 and September 10, 2009;

That this Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, as amended;

That the Board of Directors of the Corporation (the “Board of Directors”), by unanimous written consent pursuant to Section 141(f) of the DGCL, has adopted resolutions proposing and declaring advisable this Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 242 and 245 of the DGCL;

That, in lieu of a vote at a meeting of the stockholders, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the stockholders of the Corporation, and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been or shall be given as provided in Section 228 of the DGCL to every stockholder entitled to such notice; and

That the text of the original Certificate of Incorporation of the Corporation is hereby amended and restated to read as herein set forth in full.

FIRST: The name of the Corporation is Tetraphase Pharmaceuticals, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 570,859,339, consisting solely of:

314,802,346 shares of common stock, par value $0.001 per share (the “Common Stock”); and

256,056,993 shares of preferred stock (the “Preferred Stock”), par value $0.001 per share, 10,072,000 of which shares are hereby designated as Series A-1

Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), 13,095,646 of which shares are hereby designated as Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock” and collectively with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), 57,471,225 shares of which are hereby designated as Series B Convertible Participating Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and 175,418,122 of which shares are hereby designated as Series C Convertible Participating Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”).

The following is a statement of the powers, designations, preferences, privileges, and relative, optional, and other special rights of the Preferred Stock and the Common Stock, respectively:

A. Terms of Preferred Stock

All references to any sections contained within this Part A of Article Fourth shall be deemed to be references to other sections also within this Part A of Article Fourth.

Section 1. Dividends.

(a) Generally. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A-1 Original Issue Price (as defined below), the Series A-2 Original Issue Price (as defined below), the Series B Original Issue Price (as defined below) or the Series C Original Issue Price (as defined below), as the case may be; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation junior to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the dividend payable to the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

(b) The “Series C Original Issue Price” shall mean $0.2571 per share (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Stock occurring after the date of filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”)). The “Series B Original Issue Price” shall mean $0.1751 per share (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Stock occurring after the Filing Date). The “Series A-1 Original Issue Price” shall mean $0.5968 per share (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A-1 Preferred Stock occurring after the Filing Date). The “Series A-2 Original Issue Price” shall mean $0.6864 per share (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A-2 Preferred Stock occurring after the Filing Date).

(c) Upon the Filing Date, any and all accruing, cumulative or declared but unpaid dividends on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock shall be waived and forfeited.

Section 2. Liquidation, Dissolution or Winding-Up.

(a) Distributions.

(i) In the event of any liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below) pursuant to Section 2(b) hereof, whether voluntary or involuntary (a “Liquidation”), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock (together, the “Junior Preferred Stock”) or holders of Common Stock by reason of their ownership thereof, an amount per share equal to (1) the Series C Original Issue Price, plus (2) any declared but unpaid dividends to which the holders of Series C Preferred Stock are entitled under Section 1(a) hereof in respect of each such share of Series C Preferred Stock (the “Series C Liquidation Value”). If upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock their full Series C Liquidation Value, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) In the event of any Liquidation, whether voluntary or involuntary, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (A) in the case of the Series A-1 Preferred Stock, (1) the Series A-1 Original Issue Price, plus (2) any declared but unpaid dividends to which the holders of Series A-1 Preferred Stock are entitled under Section 1(a) hereof in respect of each such share of Series A-1 Preferred Stock (the “Series A-1 Liquidation Value”), (B) in the case of the Series A-2 Preferred Stock, (1) the Series A-2 Original Issue Price, plus (2) any declared but unpaid dividends to which the holders of Series A-2 Preferred Stock are entitled under Section 1(a) hereof in respect of each such share of Series A-2 Preferred Stock (the “Series A-2 Liquidation Value”) and (C) in the case of the Series B Preferred Stock, (1) the Series B Original Issue Price, plus (2) any declared but unpaid dividends to which the holders of Series B Preferred Stock are entitled under Section 1(a) hereof in respect of each such share of Series B Preferred Stock (the “Series B Liquidation Value”). If upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Junior Preferred Stock under the preceding sentence of this Section 2(a)(ii) their full Series A-1 Liquidation Value, Series A-2 Liquidation Value or Series B Liquidation Value, as the case may be, then the holders of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Junior Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iii) After payment shall have been made in full to the holders of shares of Preferred Stock pursuant to Sections 2(a)(i) and (ii) hereof, or funds necessary for such payment shall have been set aside by the Corporation in trust for the exclusive benefit of such holders of Preferred Stock so as to be available for such payment, any assets remaining available for distribution shall be distributed among all holders of stock of the Corporation, including, without limitation, the holders of Preferred Stock and the holders of Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidation.

(b) Deemed Liquidation Event.

(i) Each of the following events shall be considered a “Deemed Liquidation Event” unless the Required Stockholders elect otherwise by written notice sent to the Corporation at least thirty (30) days prior to the effective date of any such event:

(A) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(b)(i)(A), all shares of Common Stock issuable upon exercise of Derivative Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) hereof.

(iii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

(iv) The term “Required Stockholders” shall mean the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting together as a single class calculated on an as-converted basis.

(v) In the event of a Deemed Liquidation Event pursuant to this Section 2(b), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the transaction document effecting a Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not subject to any contingencies or is placed into escrow (together, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 3. Voting Rights. Except as otherwise expressly provided herein or as required by applicable law, the holders of Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including without limitation, the election of directors. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Preferred Stock is convertible pursuant to Section 4(a) hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein or as required by applicable law, the holders of shares of Preferred Stock and Common Stock, respectively, shall vote together as a single class on an as-converted basis on all matters submitted to a vote or consent of stockholders. Notwithstanding anything to the contrary set forth herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4. Conversion. Shares of Preferred Stock shall be entitled to be converted into shares of Common Stock or other securities, properties or rights, as set forth in this Section 4.

(a) Holder’s Option to Convert. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at any time or from time to time at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock.

(i) The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon such conversion shall be equal to the product obtained by multiplying (A) the number of shares of Preferred Stock being converted by (B) the Series A-1 Conversion Rate, Series A-2 Conversion Rate, Series B Conversion Rate or Series C Conversion Rate (each determined as provided in Section 4(c) hereof), as the case may be.

(ii) To exercise conversion rights under this Section 4(a), a holder of Preferred Stock to be so converted shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by evidence of proper assignment thereof to the Corporation. The date when any such written notice is received by the Corporation together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the applicable “Conversion Date.” As promptly as practicable, but in no event later than ten (10) days after the applicable Conversion

Date, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 4, plus cash as provided in Section 4(j) hereof in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

(b) Automatic Conversion.

(i) Qualified Public Offering. Each share of Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 4(a) hereof, automatically and without further action, immediately upon the closing of a Qualified Public Offering. A “Qualified Public Offering” shall mean an underwritten public offering of shares of the Common Stock pursuant to an effective registration statement on Form S-1, or successor form, of the Securities and Exchange Commission (the “SEC”), underwritten by a nationally recognized investment banking firm selected by a majority of the Board of Directors, pursuant to which the per share price to the public is not less than $0.75 (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassifications or other similar event affecting the Common Stock occurring after the Filing Date) and the gross proceeds to the Corporation are not less than $50,000,000.

(ii) Vote of Preferred Stock. Each share of Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 4(a) hereof, automatically and without further action, immediately upon the vote of the Required Stockholders, to cause such conversion, as to all outstanding shares of Preferred Stock. The date of an event described in clause (i) or clause (ii) is referred to herein as a “Mandatory Conversion Date.”

(iii) Mechanics of Automatic Conversion. All holders of record of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to this Section 4(b). Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the DGCL, to each record holder of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4(b). On the Mandatory Conversion Date, all outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(j) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) Conversion Rates. The conversion rate in effect at any time for the Series A-1 Preferred Stock (the “Series A-1 Conversion Rate”) shall equal the quotient obtained by dividing (A) $0.1751 (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A-1 Preferred Stock occurring after the Filing Date) by (B) the Series A-1 Conversion Value then in effect, calculated as hereinafter provided. The conversion rate in effect at any time for the Series A-2 Preferred Stock (the “Series A-2 Conversion Rate”) shall equal the quotient obtained by dividing (A) $0.1751 (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A-2 Preferred Stock occurring after the Filing Date) by (B) the Series A-2 Conversion Value then in effect, calculated as hereinafter provided. The conversion rate in effect at any time for the Series B Preferred Stock (the “Series B Conversion Rate”) shall equal the quotient obtained by dividing (A) $0.1751 (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Stock occurring after the Filing Date) by (B) the Series B Conversion Value then in effect, calculated as hereinafter provided. The conversion rate in effect at any time for the Series C Preferred Stock (the “Series C Conversion Rate”) shall equal the quotient obtained by dividing (A) $0.2571 (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Stock occurring after the Filing Date) by (B) the Series C Conversion Value then in effect, calculated as hereinafter provided.

(d) Series A, Series B and Series C Conversion Values. The “Series A-1 Conversion Value” in effect initially, and until first adjusted in accordance with this Section 4,

shall be $0.1751. The “Series A-2 Conversion Value” in effect initially, and until first adjusted in accordance with this Section 4, shall be $0.1751. The “Series B Conversion Value” in effect initially, and until first adjusted in accordance with this Section 4, shall be $0.1751. The “Series C Conversion Value” in effect initially, and until first adjusted in accordance with this Section 4, shall be $0.2571.

(e) Adjustments for Extraordinary Common Stock Events. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 4(m) hereof), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, in effect immediately prior to such Extraordinary Common Stock Event shall be adjusted by multiplying such then effective Series A-1 Conversion Value, Series A-2 Conversion Value, Series B Conversion Value or Series C Conversion Value, as the case may be, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be. The Series A-1 Conversion, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

(f) Adjustments for Dilutive Issues.

(i) Except as otherwise provided below in this Section 4(f)(i), and except with respect to an Extraordinary Common Stock Event, adjustments in respect of which are provided for in Section 4(e) hereof, if at any time while there are outstanding any shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, the Corporation issues or is deemed to issue any additional shares of Common Stock at a Net Consideration Per Share less than the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, in effect immediately prior to such issuance or deemed issuance, then, and in each such case where applicable, such Series A-1 Conversion Value, Series A-2 Conversion Value, Series B Conversion Value and/or Series C Conversion Value, as the case may be, will be reduced as follows:

The Series A-1 Conversion, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, will be automatically adjusted to equal the result obtained by application of the following formula:

(P1 x Q1) + (P2 x Q2)

(Q1 + Q2)

where:

P1 = the Series A-1 Conversion, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, in effect immediately prior to such issuance or deemed issuance of additional shares of Common Stock;

Q1 = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the conversion, exchange and/or exercise of all outstanding Derivative Securities, each to the extent then convertible, exchangeable and/or exercisable) immediately prior to such issuance or deemed issuance of additional shares of Common Stock;

P2 = the Net Consideration Per Share (as hereinafter defined) received by the Corporation for the shares of Common Stock issued and/or deemed issued in respect of such issuance of additional shares of Common Stock; and

Q2 = the number of shares of Common Stock issued and/or deemed issued in respect of such issuance of additional shares of Common Stock.

The following shall not be deemed issuances of additional shares of Common Stock for the purposes of this Section 4(f):

(A) shares of Common Stock issued by the Corporation pursuant to stock dividends, stock distributions, stock splits, recapitalizations and similar transactions;

(B) shares of Common Stock issued upon conversion, exchange or exercise of (1) shares of Preferred Stock outstanding on the Filing Date or issued at any closing of the transactions contemplated by the Series C Convertible Participating Preferred Stock Purchase Agreement, dated on or about the Filing Date, by and among the Corporation and the Purchasers party thereto (the “Stock Purchase Agreement”), or (2) other Derivative Securities outstanding on the Filing Date;

(C) options or other rights to purchase or receive shares of Common Stock issued to officers, directors, consultants, agents and employees of the Corporation pursuant to the Corporation’s 2006 Stock Incentive Plan, as may be amended or modified from time to time, subject in all events to an aggregate cap under this clause (C) of 53,745,353 shares of Common Stock (or such other number of shares of Common Stock as may be approved by the Board of Directors) (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Common Stock occurring after the Filing Date), and shares of Common Stock issued upon the exercise thereof;

(D) shares of capital stock of the Corporation, or options or warrants to purchase capital stock of the Corporation (and the shares of capital stock issued upon the exercise thereof), issued by the Corporation in connection with business acquisitions approved by at least a majority of the directors designated pursuant to Sections 1(b)(i)(A)-(F) of the Second Amended and Restated Stockholders Agreement, as amended from time to time (the “Stockholders Agreement”), dated on or about the Filing Date, by and among the Corporation and its stockholders party thereto (or, if no such directors are then in office, the holders of a majority of shares of Preferred Stock then collectively held by the holders entitled to designate such directors, voting together as a single class calculated on an as-converted basis);

(E) shares of capital stock of the Corporation, or options or warrants to purchase shares of capital stock of the Corporation (and the shares of capital stock issued upon the exercise thereof), not to exceed five percent (5%) of the then issued and outstanding capital stock of the Corporation determined on a fully-diluted basis, issued to (1) financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions that are primarily of a non-equity financing nature, (2) strategic partners, (3) joint venturers, or (4) other third parties with whom the Corporation engages in a transaction, in each such case as approved by at least a majority of directors designated pursuant to Sections 1(b)(i)(A)-(E) of the Stockholders Agreement (or, if no such directors are then in office, the holders of a majority of shares of Preferred Stock then collectively held by the holders entitled to designate such directors, voting together as a single class calculated on an as-converted basis); and

(F) shares of capital stock sold and issued by the Corporation in connection with a Qualified Public Offering.

For purposes of this Section 4(f), if a part or all of the consideration received by the Corporation in connection with the issuance or deemed issuance of shares of Common Stock or the issuance or deemed issuance of any of the securities described in Section 4(f)(ii) hereof consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Corporation with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith and with due care by the Board of Directors, and shall otherwise be deemed to have a value equal to its fair market value.

The Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, as so reduced, shall be further reduced in the same manner upon the happening of any successive event or events that cause reduction under this Section 4(f)(i).

(ii) For purposes of this Section 4(f), the issuance of any Derivative Securities shall be deemed an issuance of shares of Common Stock with respect to Section 4(f)(i) hereof if the Net Consideration Per Share that may be received by the Corporation for such Common Stock is less than the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, in effect immediately prior to the time of such issuance, and except as hereinafter provided, an adjustment in the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, shall be made upon each such issuance of Derivative Securities in the manner provided in Section 4(f)(i) hereof, as if such deemed Common Stock were issued for such Net Consideration Per Share. No adjustment of the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, shall be made under this Section 4(f) upon the issuance of any additional shares of Common Stock that are issued upon the exercise, conversion or exchange of any Derivative Securities if any such adjustment was previously made upon the issuance of such Derivative Securities. Any adjustment of the Series A-1 Conversion Value, the

Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, with respect to this Section 4(f)(ii), shall be disregarded if, as and to the extent that the Derivative Securities that gave rise to such adjustment expire or are canceled without having been exercised, so that the Series A-1 Conversion, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, effective immediately upon such cancellation or expiration shall be equal to the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, that otherwise would have been in effect immediately prior to the time of the issuance of the expired or canceled Derivative Securities, with such additional adjustments as subsequently would have been made to such Series A-1 Conversion Value, Series A-2 Conversion Value, Series B Conversion Value or the Series C Conversion Value, as the case may be, had the expired or canceled Derivative Securities not been issued. In the event that the terms of any Derivative Securities previously issued by the Corporation are changed (whether by their terms or for any other reason, including without limitation, as a result of the effects of any anti-dilution adjustments contained therein) so as to lower the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, shall be recomputed as of the date of such change, so that the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, effective immediately upon such change shall be equal to the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, in effect at the time of the issuance of the Derivative Securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as subsequently would have been made to the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, had the Derivative Securities been issued on such changed terms. For purposes of this Section 4(f)(ii), the Net Consideration Per Share that may be received by the Corporation shall be determined as follows:

(A) “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Derivative Securities or Common Stock, as the case may be, plus, in the case of Derivative Securities, the minimum amount of additional consideration, if any, payable to the Corporation upon exercise, conversion, and/or exchange thereof for shares of Common Stock, divided by the number of shares of Common Stock issued or the maximum number of shares of Common Stock that would be issued if all such Derivative Securities were exercised or converted at such Net Consideration Per Share, as the case may be.

(B) The Net Consideration Per Share that may be received by the Corporation shall be determined in each instance as of the date of issuance of Derivative Securities or Common Stock, as the case may be, without giving effect to any possible future price adjustments or rate adjustments that may be applicable with respect to such Derivative Securities and which are contingent upon future events; provided that in the case of an adjustment to be made as a result of a change in terms of such Derivative Securities, including such changes as may result from the effects of any anti-dilution adjustments contained therein, the Net Consideration Per Share shall be determined as of the date of such change.

(g) Adjustments for Reclassifications. If the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then, and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Adjustments for Reorganizations. If elected by the Required Stockholders, then, as to all holders of Preferred Stock, in lieu of receiving payment in a Liquidation pursuant to Section 2(a) hereof, or of converting such Preferred Stock pursuant to Section 4(a) hereof, in the event that there shall be (i) a capital reorganization of Common Stock (other than a subdivision, combination of shares, reclassification or exchange of shares provided for elsewhere in this Section 4), or (ii) a merger or consolidation of the Corporation with or into another company, or the sale of all or substantially all of the Corporation’s assets or sale of more than fifty percent (50%) of the voting capital stock (in a single transaction or series of related transactions) of the Corporation (whether issued and outstanding, newly issued or from treasury, or any combination thereof, other than any sale by the Corporation of securities in an equity financing) to any other person (the foregoing (i) and (ii), a “Reorganization”), then, as a part of and as a condition to the effectiveness of such Reorganization, lawful and adequate provision shall be made so that if the Corporation is not in economic effect the surviving company, each share of Preferred Stock shall be converted into a share of capital stock of the surviving company having equivalent preferences, rights, and privileges, except that in lieu of being able to convert into shares of Common Stock or common stock of the successor company, the holders of such shares of Preferred Stock (including any such capital stock issued upon conversion of such Preferred Stock) shall thereafter be entitled to receive upon conversion of such Preferred Stock (including any such capital stock issued upon conversion of such Preferred Stock) the number of shares of stock or other securities or property of the Corporation or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock immediately prior to the Reorganization would have been entitled on such Reorganization. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Preferred Stock (including any such capital stock issued upon conversion of the Preferred Stock) after such Reorganization to the end that the provisions of this Section 4 (including, without limitation, provisions for adjustment of the Series A-1 Conversion Value, the Series A-2 Conversion Value, the Series B Conversion Value or the Series C Conversion Value, as the case may be, and the number of shares issuable upon conversion of the Preferred Stock or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of the Preferred Stock or such capital stock.

(i) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Series A-1 Conversion Rate, the Series A-2 Conversion Rate, Series B Conversion Rate or the Series C Conversion Rate, as the case may be, the Corporation will promptly furnish each applicable holder of Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(j) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Preferred Stock, the Corporation shall pay to the holder of the shares of Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the fair market price per share of Common Stock (as determined in a manner reasonably prescribed by the Board of Directors) at the close of business on the applicable Conversion Date.

(k) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock that were not converted.

(l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, then, subject to the provisions of Section 5 hereof, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Extraordinary Common Stock Event. As used herein, “Extraordinary Common Stock Event” means (i) the issuance of additional shares of Common Stock or any as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(n) Derivative Securities. As used herein, “Derivative Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock, and (ii) all options, warrants, and other rights to acquire shares of Common Stock or any class of stock or other security or securities convertible into or exchangeable for shares of Common Stock or any class of stock of other security.

(o) Further Adjustment Provisions. In the event that, at any time as a result of an adjustment made pursuant to this Section 4, the holder of any shares of Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Series A-1 Conversion Rate, Series A-2 Conversion Rate, Series B Conversion Rate or the Series C Conversion Rate, as the case may be, in respect of such other shares or securities so receivable upon conversion of shares of Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in this Section 4, and the remaining provisions hereof with respect to the Preferred Stock shall apply on like or similar terms to any such other shares or securities.

(p) Special Mandatory Conversion of Series C Preferred Stock.

(i) If Excel Medical Fund, L.P. (“Excel”), an affiliated entity or partner of Excel or a permitted Person (as defined in the Stock Purchase Agreement) does not purchase the shares of Series C Preferred Stock required to be purchased at the Additional Closing (as such term is defined in the Stock Purchase Agreement) in accordance with the terms of the Stock Purchase Agreement, all of such holder’s shares of Series C Preferred Stock shall automatically and without further action on the part of such holder be converted effective upon consummation of such Additional Closing (the “Special Mandatory Conversion Date”) into such number of shares of Common Stock into which such shares of Series C Preferred Stock are then convertible under Section 4(a).

(ii) In such event, Excel shall be given written notice of the special mandatory conversion and the place designated for the special mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 4(p). Such notice need not be given in advance of the Special Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to Excel, at such holder’s address last shown on the records of the transfer agent for the Series C Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, Excel shall surrender its certificate or certificates for all such shares of Series C Preferred Stock to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which it is entitled pursuant to this Section 4(p). On the Special Mandatory Conversion Date, all rights with respect to the Series C Preferred Stock so converted will terminate, except only the rights of Excel, upon surrender of its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Special Mandatory Conversion Date and the surrender of the certificate or certificates for Series C Preferred Stock, the Corporation shall cause to be issued and delivered to Excel, or on its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(j) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Special Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series C Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock.

Section 5. Negative Covenants. So long as at least twenty percent (20%) of the maximum number of shares of Preferred Stock which shall ever have been issued by the Corporation remain outstanding (as calculated on an as-converted basis and subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting such shares of Preferred Stock), the Corporation shall not do nor shall it cause any of its subsidiaries, if any, either directly or indirectly by amendment, merger, consolidation or otherwise, to do any of the following, nor alter, amend, modify or terminate any provision of this Section 5, without the affirmative vote or written consent of the Required Stockholders, in addition to the right of any other class or classes of capital stock to vote on such matters and any other vote required by law, and any attempt to do so will be wholly void:

(i) Amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (other than in connection with the creation or issuance of any additional class(es) or series or shares of capital stock, or any shares of any existing class(es) or series of capital stock (or any securities convertible into such shares), junior to the Series C Preferred Stock as to any one or more of voting, liquidation, dividends, participation, redemption or registration rights);

(ii) Increase or decrease the number of authorized shares of any series of Preferred Stock;

(iii) Create or authorize the creation of, or authorize the issuance of, by reclassification or otherwise, any additional class(es) or series or shares of capital stock, or any shares of any existing class(es) or series of capital stock, senior to, or on parity with, the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as to any one or more of voting, liquidation, dividends, participation, redemption or registration rights, or create or authorize the creation of, or authorize the issuance of, any securities convertible into such shares;

(iv) Make any material change in the character of its business except as approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement);

(v) Purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for Common Stock, other than (A) in connection with the termination of any director, officer, employee, agent or consultant of the Corporation, (B) as permitted by any employee benefit plan approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement) or (C) as permitted or required by this Amended and Restated Certificate of Incorporation;

(vi) Declare or pay any dividends or make any distributions upon any shares of its capital stock;

(vii) Make any loan or advance except (A) for ordinary travel, entertainment and similar expenses, (B) pursuant to any employee stock option plan or stock purchase agreement approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement) or (C) advances to any employees not in excess of $25,000 in the aggregate;

(viii) Guaranty any indebtedness except for trade accounts of the Corporation or any subsidiary acting in the ordinary course of its business, or as approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement);

(ix) Increase or decrease the size of the Board of Directors from the size contemplated by the Stockholders Agreement;

(x) Except as otherwise permitted under clauses (vii) or (viii) above, enter into any transaction with any of its officers, directors, employees or affiliates (or any of their affiliates) except in the ordinary course of business and pursuant to the reasonable requirements of the Corporation’s business and upon fair and reasonable terms at least as fair as could have been obtained on an arm’s length basis, or as approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement (excluding any director party to such transaction or who is a designee of a party (or an affiliate thereof) to such transaction));

(xi) Merge, consolidate or consummate a share exchange with any other entity or sell all or substantially all of its assets, effect any transaction (other than an equity financing of the Corporation primarily of a venture capital nature) which results in the holders of the Corporation’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Corporation’s capital stock after the transaction, or effect a voluntary Liquidation;

(xii) Incur or become liable for indebtedness for borrowed money other than (A) purchase money indebtedness in an amount not in excess of $500,000 in the aggregate in any calendar year except as approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement), or (B) any renewal, extension or refinancing of any existing indebtedness, in an amount not in excess of the amount of the indebtedness being renewed, extended or refinanced, and on terms not less favorable to the Corporation than those of the indebtedness being renewed, extended or refinanced;

(xiii) Become subject to any agreement that would restrict the Corporation’s performance of its obligations under the terms of this Amended and Restated Certificate of Incorporation or the Corporation’s By-laws or the Stock Purchase Agreement and the documents, instruments and agreements executed and delivered in connection therewith;

(xiv) Own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any contribution to, any other person or entity, or own, purchase or acquire any property not used in the ordinary course of business except that the Corporation and its subsidiaries may invest in certain investment grade securities as approved by the Board of Directors (including the affirmative vote of a majority of the directors designated pursuant to Section 1(b)(i)(A)-(F) of the Stockholders Agreement);

(xv) Authorize or undertake any public offering of its securities other than in connection with a Qualified Public Offering;

(xvi) Enter into any exclusive license of the Corporation’s material intellectual property, including for a specified territory or field; or

(xvii) Obligate itself to do any of the foregoing.

Section 6. No Reissuance of Shares of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares that the Corporation is authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

Section 7. Notices of Record Dates, Etc. In the event (a) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (b) there occurs any Reorganization or any Liquidation, the Corporation shall deliver to each holder of Preferred Stock, in accordance with Section 11(a) hereof, at least twenty (20) days prior to such record date or the proposed effective date of the transaction specified therein, as the case may be, a notice specifying (i) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such dividend, distribution, Reorganization or Liquidation is expected to occur or become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for cash, securities, and/or other property deliverable upon such dividend, distribution, Reorganization or Liquidation.

Section 8. Ranking. The Preferred Stock shall rank senior to the Common Stock as to dividends and to the distribution of assets on Liquidation (as provided in Section 2 hereof).

Section 9. Definition of Common Stock. For purposes of Section 4 hereof only, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $0.001 per share, as constituted on the Filing Date.

Section 10. Miscellaneous.

(a) Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be delivered in accordance with Section 9.2 of the Stockholders Agreement.

(b) Waiver. Any of the rights of the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock set forth herein relating to all of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be waived by the affirmative consent or vote of the Required Stockholders in compliance with Section 242(b)(2) of the DGCL. Notwithstanding the foregoing, any of the rights of the holders of the Series A-1 Preferred Stock set forth herein relating solely to the Series A-1 Preferred Stock may be waived (which waiver shall not apply to the holders of the Series A-2 Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock) by the affirmative consent or vote of the holders of at least seventy percent (70%) of the shares of Series A-1 Preferred Stock then outstanding, any of the rights of the holders of the Series A-2 Preferred Stock set forth herein relating solely to the Series A-2 Preferred Stock may be waived (which waiver shall not apply to the holders of the Series A-1 Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock) by the affirmative consent or vote of the holders of at least seventy percent (70%) of the shares of Series A-2 Preferred Stock then outstanding, any of the rights of the holders of the Series B Preferred Stock set forth herein relating solely to the Series B Preferred Stock may be waived (which waiver shall not apply to the holders of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Series C Preferred Stock) by the affirmative consent or vote of the holders of at least seventy-six percent (76%) of the shares of Series B Preferred Stock then outstanding, and any of the rights of the holders of the Series C Preferred Stock set forth herein relating solely to the Series C Preferred Stock may be waived (which waiver shall not apply to the holders of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Series B Preferred Stock) by the affirmative consent or vote of the holders of at least sixty percent (60%) of the shares of Series C Preferred Stock then outstanding.

B. Terms of Common Stock

Section 1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

Section 2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. Notwithstanding anything to the contrary set forth herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

Section 4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

FIFTH: Except as set forth in this Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Election of directors need not be by written ballot.

(c) Subject to the terms hereof, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-laws of the Corporation.

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall provide indemnification as follows:

A. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

B. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section B in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

C. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections A and B of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

D. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

E. Advance of Expenses. Subject to the provisions of Section F of this Article EIGHTH, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and further provided that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section F of this Article EIGHTH) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

F. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section A, B, C or E of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section D of this Article EIGHTH (and none of the circumstances described in Section D of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60 day period that Indemnitee did not meet the applicable standard of conduct set forth in Section A, B or E of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section A or B of this Article EIGHTH only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section A or B of this Article EIGHTH, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

G. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

H. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section G of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

I. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

J. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

K. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

L. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

M. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

N. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other companies or entities, or an employee or principal of an entity that manages or controls such an entity (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner, principal or employee of the Fund (or as the manager or general partner of the Fund) and not in his capacity as a director of the Corporation, which transaction or matter may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then the Corporation, to the extent permitted by law, agrees that it shall have no interest or expectancy in such Corporate

Opportunity and waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation; provided, however, that such director has acted in good faith.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXECUTED at Watertown, Massachusetts, on May 14, 2010.

/s/ Guy Macdonald
Name:	Guy Macdonald
Title:	President